Exhibit 2.1


                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 30 day of March, 2004 (the "Effective Date") by and among ESCAPE VELOCITY OF TAMPA BAY, INCORPORATED ("Escape"), a Florida corporation; HEALTHCENTRICS, INC. ("HealthCentrics"), a Florida corporation; and NANOBAC PHARMACEUTICALS, INC. ("NNBP"), a Florida corporation.

                                   WITNESSETH:
                                   -----------

     WHEREAS, NNBP owns all of the outstanding capital stock of HealthCentrics (the "Acquired HealthCentrics Stock"); and,

     WHEREAS, Escape desires to acquire from NNBP all of the Acquired HealthCentrics Stock, and NNBP desires to transfer all of the Acquired HealthCentrics Stock to Escape, all upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the parties hereby agree as follows:

1. PURCHASE AND SALE OF STOCK
   --------------------------

     1.1. General. Upon the terms and subject to the conditions hereinafter set forth, at the closing of the transactions contemplated hereby (the "Closing"), NNBP will sell, assign, transfer, convey and deliver to Escape certificates representing all the Acquired HealthCentrics Stock, representing all issued and outstanding shares of stock in HealthCentrics. Such certificates shall be duly endorsed for transfer or accompanied by appropriate stock powers duly executed in blank, and shall have all necessary documentary transfer tax stamps affixed thereto at the expense of NNBP. In consideration of such sale, conveyance, transfer and delivery, and upon the terms and subject to the conditions of this Agreement, Escape will deliver to NNBP the Purchase Price as described below.

         1.1.1 As part of this Agreement, NNBP agrees to forgive all indebtedness plus accrued interest due to NNBP from HealthCentrics as of the date of this Agreement.

1.2. Purchase Price.

         1.2.1. The Purchase Price for the Acquired HealthCentrics Stock shall be the sum of TWO HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($250,000.00) (the "Base Purchase Price"), plus the "Unencumbered Cash Amount" (as defined below).

         1.2.2. The Unencumbered Cash Amount shall be that amount, which shall be agreed upon by the parties immediately prior to the Closing, representing the parties' best reasonable estimate of the amount of cash held by HealthCentrics as of the Effective Date.

     1.3. Payment. At Closing, the Purchase Price shall be paid by way of offset against amounts then owed by NNBP to Escape.

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2. PROCEDURE FOR CLOSING
   ---------------------

     2.1. General. The Closing shall be held immediately upon the effectiveness of this Agreement on the Effective Date, or at such other date and time as the parties to this Agreement may otherwise agree (such date to be referred to in this Agreement as the "Closing Date"), at the offices of NNBP.

     2.2. Deliveries by NNBP. At the Closing, NNBP shall deliver to Escape the following:

         2.2.1. certificates representing all of the Acquired HealthCentrics Stock, properly endorsed for transfer to Escape as reflected above;

         2.2.2. all minute books, stock books and other books and records of HealthCentrics;

         2.2.3. if and to the extent requested by Escape, resignations from office of directors and officers of HealthCentrics, in form and substance reasonably satisfactory to Escape; and

         2.2.4. such other documents and instruments (including, without limitation, bank signature cards and resolutions) as Escape may reasonably request in order to accomplish the transactions contemplated by this Agreement.

     2.3. Deliveries by Escape. At the Closing, Escape shall deliver to NNBP the following:

         2.3.1. the Purchase Price, as provided for above; and

         2.3.2. such other documents and instruments as NNBP may reasonably request in order to accomplish the transactions contemplated by this Agreement.

     2.4. Further Assurances. At the Closing and from time to time thereafter, NNBP shall execute such additional instruments and take such other actions as Escape may request in order more effectively to sell, transfer and assign the Acquired HealthCentrics Stock to Escape and confirm Escape's title thereto.

3. REPRESENTATIONS AND WARRANTIES OF NNBP

     NNBP hereby represents and warrants to Escape the following:

     3.1. Organization and Standing. Each of NNBP and HealthCentrics is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Each such corporation has the corporate power and authority to carry on its business as it is now being conducted.


3.2. Capitalization; Ownership of Stock. The authorized capital stock of HealthCentrics consists of 50,000,000 shares of common stock, par value $.001 per share ("HealthCentrics Common Stock"), and as of the date hereof there are


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outstanding 17,732,965 shares of HealthCentrics Common Stock, all of which have been validly issued and are fully paid and are nonassessable; and, all of which shares are owned by NNBP.

     3.3. Restrictions on Stock.

         3.3.1. Neither HealthCentrics nor NNBP is a party to any agreement, written or oral, creating rights in respect of the Acquired HealthCentrics Stock in any third person or relating to the voting of the Acquired HealthCentrics Stock.

         3.3.2. NNBP is the lawful owner of all of the Acquired HealthCentrics Stock, which ownership is free and clear of all security interests, claims, liens, encumbrances, equities and other charges.

         3.3.3. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the Acquired HealthCentrics Stock or any other securities of HealthCentrics (collectively, "HealthCentrics Stock Instruments"), nor are there any securities of HealthCentrics other than the Acquired HealthCentrics Stock outstanding

     3.4. Authority Relative to this Agreement.

         3.4.1. The execution of this Agreement and the delivery of this Agreement to Escape by NNBP and HealthCentrics has been duly authorized, this Agreement has been duly and validly executed by HealthCentrics and NNBP, and no further corporate or other action is necessary on their part to make this Agreement valid and binding upon each of them and enforceable against each of them in accordance with the terms hereof or to carry out the transactions contemplated hereby.

         3.4.2. The execution, delivery and performance of this Agreement by HealthCentrics and NNBP will not (1) constitute a breach or a violation of the Articles of Incorporation or bylaws of either of them or of any law, rule or regulation, agreement, indenture, deed of trust, mortgage loan agreement or other instrument to which HealthCentrics or NNBP is a party or by which any of such parties is bound; (2) constitute a violation of any order, judgment or decree to which HealthCentrics or NNBP is a party or by which any of the assets or properties of HealthCentrics are bound or affected; or (3) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of NNBP or HealthCentrics.

4. REPRESENTATIONS AND WARRANTIES OF ESCAPE
   ----------------------------------------

     Escape hereby represents and warrants the following:

4.1. Organization and Standing. Escape is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to carry on its business as it is now being conducted.

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     4.2. Authority Relative to this Agreement.

         4.2.1. The execution of this Agreement and the delivery of this Agreement to NNBP by Escape have been duly authorized, this Agreement has been duly and validly executed by Escape, and no further corporate or other action is necessary on its part to make this Agreement valid and binding upon Escape and enforceable against Escape in accordance with the terms hereof or to carry out the transactions contemplated hereby.

         4.2.2. The execution, delivery and performance of this Agreement by Escape will not (1) constitute a breach or a violation of the Articles of Incorporation or bylaws of Escape or of any law, rule or regulation, agreement, indenture, deed of trust, mortgage loan agreement or other instrument to which Escape is a party or by which it is bound; (2) constitute a violation of any order, judgment or decree to which Escape is a party or by which any of the assets or properties of Escape are bound or affected; or (3) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Escape.

         4.2.3. No consent, approval or authorization is required to be obtained by Escape in connection with the execution or delivery of this Agreement by Escape or the consummation by Escape of the transactions contemplated hereby except as has been or will have been timely obtained prior to Closing.

     4.3. Books and Records. Escape and its controlling persons have been given unrestricted access to the books and records of HealthCentrics and has investigated and had the opportunity to ask questions and receive answers regarding all business and financial and other aspects of HealthCentrics, including all assets and liabilities, and has been provided all documentation relating thereto at all reasonable times prior to Closing.

5. GENERAL
   -------

     5.1. Brokers. Each of HealthCentrics, NNBP and Escape hereby represents and warrants, each to the others, that it has not utilized the services of any finder, broker or agent in connection with the transactions contemplated hereby, and each agrees to indemnify the other parties to this Agreement against and hold them harmless from any and all liabilities to any person, firm or corporation, claiming any broker's or finder's fee or commission of any kind on account of services rendered on behalf of such party in connection with the transactions contemplated by this Agreement.

     5.2. Survival of Representations, Warranties, Etc. Each of the parties to this Agreement covenants and agrees that its representations, warranties, covenants, statements and agreements contained in this Agreement shall survive the Closing Date.

     5.3. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party to this Agreement of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

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     5.4. Remedies. The parties to this Agreement acknowledge that the performance of their respective obligations hereunder is essential to the consummation of the transactions contemplated by this Agreement. Each of them further acknowledges that the Acquired HealthCentrics Stock is unique and that no party will have an adequate remedy at law if any other party fails to perform its or his obligations hereunder. In such event, each party shall have the right, in addition to any other rights it may have, to compel specific performance of this Agreement.

     5.5. Expenses. Each of the parties to this Agreement shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts. Cash expenses of NNBP incurred in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby are to be liabilities borne by NNBP individually and will not be paid by HealthCentrics or assumed by Escape pursuant to this Agreement.

     5.6. Press Releases. Except as required by law, no statement or public disclosure concerning the transactions contemplated by this Agreement shall be made or released to any medium of public communication except with the prior approval of both Escape and NNBP.

     5.7. Entire Agreement; Amendment. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, among the parties to this Agreement with respect to the subject matter hereof. This Agreement may be amended only by written agreement executed by all of the parties hereto.

     5.8. Severability. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

     5.9. Assignability. This Agreement shall not be assignable by any of the parties to this Agreement without the prior written consent of all other parties to this Agreement.

     5.10. Further Assurances. Each party to this Agreement will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements or other instruments as any other party or its counsel may reasonably requests for the purpose of carrying out the transactions contemplated by this Agreement.

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     5.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     5.12. Section and Other Headings. The section and other headings contained in this Agreement are for purposes of reference only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by each of the parties hereto with full knowledge and understanding of the contents of this Agreement and intending to be fully bound by all of its terms.


ESCAPE VELOCITY OF                         HEALTHCENTRICS, INC.
TAMPA BAY, INCORPORATED



By:    /s/ John Stanton               By: /s/ Alexander H Edwards III
       --------------------               -------------------------------------
Name:  John Stanton                    Name: Alexander H Edwards III
       --------------------                  ----------------------------------
Title: President                      Title: CEO / President of Nanobac
       --------------------                  ----------------------------------




NANOBAC PHARMACEUTICALS, INC



By: /s/ Alexander H Edwards III
    ---------------------------
Name:  Alexander H Edwards III
      -------------------------
Title: CEO / President
       ------------------------


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